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                                                                    Exhibit 10.6


                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (this "Agreement") is made to be effective as of January 30, 2005 ("Effective Date"), by and between DSW Inc. (f.k.a. Shonac Corporation), an Ohio corporation with a business address at 4150 East Fifth Ave, Columbus, Ohio 43219 (the "Supplier"), and Filene's Basement Inc., a Delaware corporation with a business address at 12 Gill Street, Suite 1600, Woburn, MA 01801 ("Filene's").

                                   BACKGROUND

      The following facts constitute the background for this Agreement:

      A. Filene's currently owns and operates certain retail stores ("Store(s)") and Supplier is a distributor of shoes and related merchandise.

      B. Filene's desires to have Supplier supply Merchandise (as defined herein) for footwear departments in its Stores by obtaining Merchandise from Supplier who will select the Merchandise, be the sole owner of the same, and place Merchandise in such Stores with Filene's retaining a portion of the sales price of all Merchandise sold as provided herein.

      C. Filene's and Supplier are parties to an Agreement dated April 1, 2000 ("the Original Agreement") relating to Supplier's supply of Merchandise to Filene's. Filene's and Supplier wish to amend and restate the Original Agreement as it related to Covered Stores (as defined herein). Contemporaneously herewith, Filene's and Supplier have also executed a Combo Store Supply Agreement (as defined herein) to amend and restate the Original Agreement as it related to Combo Stores (as defined herein).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.    DEFINITIONS.

      In addition to the other terms defined herein, capitalized terms shall have the meanings given to them as follows:

      1.1. "Combo Store" means a Covered Store which has 10,000 square feet or more of sales floor space dedicated to the Shoe Department.

      1.2. "Combo Store Supply Agreement" means the Supply Agreement (Combo Stores), dated the same date hereof, between Supplier and Filene's covering Combo Stores.

      1.3. "Consignment Property" means, collectively, the following described property whether now consigned, owned or existing or in the future consigned, acquired or arising: (i) all Merchandise which has been, is now or in the future consigned or delivered, directly or indirectly, by Supplier to, or for the benefit of, Filene's; (ii) all replacements, additions, accessions, substitutions, returns, repossessions and exchanges of any and all Merchandise;
(iii) all records of the foregoing (whether the records are maintained in written or electronic form); and (iv) all products and proceeds of the foregoing described property (such proceeds being in whatever form, including, without limitation, additional Merchandise, accounts, inventory, instruments, documents, chattel paper, general intangibles, money, bank accounts
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and deposits, cash and all insurance proceeds payable by reason of any loss or damage of any or all of the foregoing described property).

      1.4. "Consignment Obligations" means, as of any date, the total unpaid Supplier Proceeds owed to Supplier for Merchandise which has been, is now, or in the future will be, delivered by Supplier to Filene's.

      1.5. "Covered Stores" means all of the Stores operated by Filene's that include Shoe Departments and which Supplier has agreed to supply hereunder, each of which have less than 10,000 square feet of sales floor dedicated to the Shoe Department for each such Store, which number of Stores may change, increase or decrease to reflect additional or closed Store locations from time to time during the term of this Agreement.

      1.6. "Covered Store Schedule" means that schedule attached as Exhibit A hereto of twenty-three (23) Stores in which Shoe Departments will be supplied under this Agreement. Exhibit A may be updated from time to time by written agreement of the parties. The Covered Store Schedule shall be amended from time to time to include any new Covered Stores which include a Shoe Department.

      1.7. "Force Majeure" means an event which shall prevent Supplier from performing, or causes a delay in, the performance of, any obligation required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure goods, failure of power, riots, insurrection, fires, floods, explosions, vandalism, acts of a governmental authority, failure of transportation not under the reasonable control of Supplier, acts of terrorism, whether foreign or domestic, war, armed conflict, or other reasons of a like nature which are beyond the control of Supplier.

      1.8. "Gross Sales" means the gross proceeds from all sales of Merchandise, including (i) the entire sales price of all Merchandise sold, (ii) the amount of all credit sales, whether or not collected, (iii) the amount of all deposits not refunded to customers, and (iv) any sales, excise or similar tax chargeable with respect to sales of Merchandise and collected from customers.

      1.9. "Merchandise" means shoes, sneakers, boots, sandals, specialty dance footwear, cleated shoes and other sports shoes, skates, shoe care products (e.g. polish, cleaners and water proofers), and laces.

      1.10. "Net Sales" means the Gross Sales from the sale of Merchandise less the value of (i) voided sales, cash or credit refunds or adjustments made with respect to Merchandise sold and returned, (ii) all returns to manufacturers or shippers, or returns so damaged they must be written off, (iii) transfers, sales and exchanges among Shoe Departments to other locations as requested by Supplier, (iv) sales not in the ordinary course of business, (v) employee discounts actually allowed by Supplier, and (vi) sales tax or excise tax chargeable with respect to Merchandise sales and collected from customers.

      1.11. "Shoe Department" means the area in the Covered Stores in which Filene's will offer for sale the Merchandise.

      1.12. "SKU" means the stock keeping unit number assigned to each separate item of Merchandise supplied by Supplier.

      1.13. "Supplier's Supervisor" means an individual or individuals employed by Supplier, at Supplier's cost to provide supervision and recommendations as to the Shoe Departments of multiple Covered Stores.


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2. GRANT OF SUPPLY RIGHT. Filene's hereby grants to the Supplier an exclusive supply right (the "Supply Right") to supply Merchandise to the Shoe Departments of all Covered Stores. Subject to Section 3, all Merchandise shall be owned by Supplier with Filene's having the right to sell such Merchandise for the benefit of Supplier and Filene's as provided in this Agreement. Filene's shall give Supplier the first right of refusal to supply Merchandise pursuant to this Agreement to any Store that will open a Shoe Department and which Store is not on the Covered Store Schedule at the time the decision is made by Filene's to open a Shoe Department in that Store. Filene's shall provide Supplier ninety
(90) days advance written notice of its intention to open a new footwear department in any Store that is not a Covered Store or to add a Covered Store and Supplier shall have thirty (30) days after the date of such notice to agree, in Supplier's sole discretion, to supply Merchandise to the new Shoe Department. If Supplier does not so agree, Filene's may supply Merchandise to the new department itself or through a third party. In the event that Filene's intends to open a significant number of Shoe Departments within a short time period and Supplier agrees to supply such Shoe Departments as provided above, Supplier shall have a reasonable amount of time, under the circumstances, to supply such Shoe Departments. Notwithstanding anything to the contrary herein, Filene's and Supplier agree that the Filene's Basement Store # 51 located at 426 Washington Street, Boston, MA 02101 will not be subject to this Agreement.

3. SUPPLY OF MERCHANDISE. Supplier will supply Merchandise for each Covered Store on the Covered Store Schedule. Filene's shall acquire no ownership rights in and to the Merchandise supplied by the Supplier hereunder and title to Merchandise shall remain in and with Supplier until actually sold, except that title to Merchandise sold to Filene's customers shall pass to Filene's at the instant the sale of such Merchandise is effected. In the event that Merchandise is returned by the customer to a Store, title shall automatically re-vest in Supplier.

4. MERCHANDISING AND PRICE PRACTICES.

      4.1. Merchandise Supplied. Supplier shall determine the quantity and mix of the Merchandise to be sold at the Covered Stores. Supplier shall continuously provide the Covered Stores with a complete line of salable inventory of current season Merchandise in appropriate quantities and of a quality in keeping with the quality of other merchandise sold by Filene's and targeted to Filene's normal customer. The Merchandise supplied will generally be shipped in pre-assorted case packs typical in the footwear industry, and Supplier will not replenish pairs sold at a size level. Supplier will coordinate with Filene's to provide Merchandise with scannable bar codes which are readily readable by Filene's normal ticket scanning equipment.

      4.2. Compliance with Law. Supplier shall be responsible to assure that no Merchandise will be supplied, and no Merchandise will be offered at any price or in any manner, that violates any applicable Federal, state or other applicable statute or regulation. If a Filene's store manager or officer becomes aware of any actual or suspected violation, Filene's will immediately advise Supplier of that violation. Filene's agrees to comply with all applicable laws and regulations in the performance of this Agreement and in the operation of the Covered Stores.

      4.3. Delivery Responsibility. Supplier shall arrange to deliver Merchandise, at Supplier's cost, to Filene's distribution center, and Filene's employees shall be responsible for receiving the Merchandise, accounting for the Merchandise received, shipping the Merchandise to the Covered Stores and stocking the Merchandise in or on the display case or fixture at each of the Covered Stores. Filene's and Supplier may mutually agree from time to time that Supplier will ship Merchandise directly to a Covered Store at Supplier's expense. Filene's will maintain the Shoe Departments in a normal and neat condition consistent with other departments in the Store. Mismates, defective or damaged Merchandise received from Supplier will be noted and set aside for inspection by Supplier's Supervisor and for disposition at Supplier's direction within a reasonable time. Supplier shall be exempt from Filene's distribution center, vendor and data exchange requirements.


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      4.4. Transfers of Refunded Merchandise in non-Covered Stores. Filene's
will make good faith efforts to ensure that Merchandise returned to Stores which are not Covered Stores will be transferred or shipped to a Covered Store at Supplier's expense.

      4.5. Prices and Discounts. Supplier will set the prices at which its Merchandise will be sold and put in force reasonable discounting policies designed to clear stale Merchandise. Except as provided below, Supplier shall have the only authority to markdown Merchandise. Nevertheless, Supplier agrees
(i) to participate in limited, selected promotional events in the Covered Stores as agreed upon in advance by Supplier, and (ii) to maintain a policy of periodic markdowns based on length of time Merchandise has been on the selling floor. Supplier shall offer to employees who receive a discount from Filene's own departments under Filene's policies the same discount on all sales of Merchandise as is normally received by them under Filene's then current policies in effect from time to time. Notwithstanding the foregoing, discounts for sales to Filene's employees shall only be in accordance with Filene's normal policies in effect from time to time and shall in no event exceed 30% of the otherwise applicable price for the Merchandise.

      4.6. Supervisors. Supplier shall provide, at its expense, a sufficient number of trained Supplier's Supervisors who will coordinate and make recommendations as to arrangement, presentation and organization of the Shoe Departments in the Covered Stores.

      4.7. Space. Filene's, at its expense, shall make available an amount of space for the Shoe Department in a size and location as listed on the Covered Store Schedule, which space is not to be less than the greater of (i) the existing Shoe Department space in each Shoe Department on the date of this Agreement, or (ii) 1,000 square feet. Filene's shall make available for Supplier's use a minimum of 200 square feet of storage space in each Covered Store. Any relocation or renovation of a Shoe Department must be at Filene's sole expense and any proposed new location for the Shoe Department must be approved in advance by Supplier.

      4.8. Utilities and Personnel. Filene's, at its expense, will provide all utilities and personnel to operate the Shoe Department in each Covered Store. Filene's will be responsible for all store staffing and all decisions relating to hiring and termination of such personnel related to the Covered Stores (including all sales and stocking personnel), and will bear all expenses relating thereto including without limitation, the cost of all employee salaries, payroll taxes and employee benefits. Filene's shall use commercially reasonable efforts to assure that the quality of the personnel in the Shoe Department is consistent with the quality of its personnel in other departments in the same Covered Store. Supplier at its expense shall provide Merchandise-related training for Filene's personnel serving the Shoe Department. Filene's agrees to indemnify Supplier from all damages, costs of defense and expenses (including attorneys' fees) relating to claims based on wrongdoing by Filene's employees, agents or contractors unless caused by Supplier or its agents', contractors', or employees' active negligence (not including negligence by omission or inaction), gross negligence or willful wrongdoing.

      4.9 Advertising. Supplier will, upon request, provide to Filene's information related to Merchandise to be advertised in newspapers or other public media. Filene's will be responsible for producing the advertising copy and placing it with the appropriate media according to Filene's normal procedures for its own merchandise. Supplier will not be obligated to pay any advertising expenses relating to the Shoe Departments of the Covered Stores.

      4.10 Premium Location Fee. Supplier agrees to pay to Filene's for each Covered Store existing on the Effective Date of this Agreement, a monthly fee ("Location Fee") in the amount set forth opposite of each Covered Store on Exhibit B, attached hereto and incorporated herein. In the event that a Store listed on Exhibit B is no longer a Covered Store under this Agreement, Supplier will not be


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required to pay the Location Fee attributable to that Store and any such
Location Fee will be prorated for the actual number of days the Shoe Department operated in that Store.

5. FIXTURES, EQUIPMENT, LOCATION AND LAYOUT. Filene's shall at its sole cost provide the fixtures and equipment to display Supplier's Merchandise in the Covered Stores or as needed to replace existing fixtures. The fixtures and equipment decisions with respect to design, type, color, material, layout, and location (subject to Section 4.7) within each Covered Store and related matters for new fixtures shall be made jointly by Supplier and Filene's. Filene's shall maintain at its expense all displays and fixtures in good repair and condition, ordinary wear and tear excepted. Supplier shall, subject to Filene's approval, provide individual Merchandise "case talkers" for depicting the style, price, and any other pertinent information that Supplier deems appropriate. Title to all fixtures paid for by Filene's shall remain in Filene's name and title to all fixtures paid for by Supplier shall remain in Supplier's name. Upon termination of this Agreement, and at Filene's request, Supplier will remove such fixtures not owned by Filene's. Absent a continuing Event of Default, no fixtures or equipment belonging to Supplier or any patented fixtures of Supplier shall be transferred or removed from a Store without the consent of Supplier; and, further, in no event will Filene's sell, transfer or otherwise dispose of any fixtures patented by Supplier without Supplier's express written consent.

6. SALES REVENUE SHARING; ACCOUNTING PROCEDURES.

      6.1 Sales. All sales of Merchandise will be identified with the Shoe Department and shall be made through Filene's normal cash registers or point-of-sale systems and by use of Filene's normal sales recording equipment. Net Sales from sales of Merchandise shall be split 80% to Supplier and 20% to Filene's. Supplier's 80% portion of the Net Sales ("Supplier's Proceeds") shall be held in trust for the benefit of Supplier and Supplier's Lender; provided however, that prior to receiving written notice to the contrary from Supplier's Lender, Filene's shall deliver all of Supplier's Proceeds directly to Supplier and shall be released from any claim by Supplier's Lender for all such funds turned over to Supplier.

      6.2 Reports. The reporting of all sales of Merchandise shall be made in conformity with the methods established by Filene's from time to time. The costs of such methods and point-of-sale equipment and maintenance thereof shall be borne by Filene's. Filene's also agrees to provide and make accessible to Supplier information, statistics and reports available within Filene's existing merchandise processing system which relate to the Merchandise. Any special reports or enhancements required by the Supplier will be subject to Filene's approval. Filene's hereby agrees to cooperate and coordinate with Supplier the implementation of electronic exchange and communication between Filene's computer system and Supplier's computer system in connection with point-of-sale, receiving and shipping and inventory information related to the Merchandise, including Merchandise returns at any Stores which are not Covered Stores.

      6.3. Books & Records. Supplier shall maintain and preserve the records required to be maintained hereunder for the length of time required by applicable law. Supplier shall have the right to obtain from Filene's all statements, data or explanations reasonably necessary to validate each Accounting Statement (as defined in Section 6.5) provided by Filene's to Supplier. Filene's shall keep true and correct books of accounts in accordance with Filene's regular accounting practices related to the Merchandise, which entries shall be open to examination and inspection by Supplier upon reasonable advance notice during all normal business hours during the term of this Agreement and for three (3) years thereafter. Such examination and inspection will not occur more than twice in any twelve (12) month period.

      6.4. Filene's Fee. In consideration of granting the Supply Right, Filene's shall be entitled to twenty percent (20%) of Net Sales of Merchandise ("Filene's Fee").


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      6.5. Accounting. No later than Friday of each week Filene's shall send to
Supplier a written statement (the "Accounting Statement") by electronic mail or by personal delivery setting forth with respect to the immediately preceding week the following:

            (i) the total amount of Gross Sales and Net Sales, and

            (ii) the amount of Filene's Fee.

      6.6. Settlement. Contemporaneously with the submission of the Accounting Statement, Filene's shall pay to Supplier in immediately available funds or by another method agreed to by the parties, subject to the provisions of Section 13, an amount equal to Net Sales in or from the Shoe Department during the immediately preceding week less the amount identified in clause (ii) of Section
6.5. Supplier may, by notice to Filene's given no later than ninety (90) days following the date of an Accounting Statement, question the accuracy of such Accounting Statement. Filene's and Supplier shall make diligent, good faith efforts to resolve the disagreement within thirty (30) days following such notice. If Filene's does not receive a notice of dispute from Supplier within one hundred twenty (120) days after the date of the applicable Accounting Statement, Supplier will be deemed to have accepted such Accounting Statement, subject to any adjustment required as permitted herein.

7. TERM AND TERMINATION.

      7.1. Basic Term and Renewals. The original term of this Agreement shall commence on January 30, 2005, and continue through and include January 29, 2010, unless previously terminated in accordance with the provisions of this Agreement. This Agreement shall be automatically extended for additional periods of one (1) year each. If either party chooses not to renew this Agreement at the end of the original term or any successive renewal term, it shall deliver a written termination notice to the other party not less than one hundred eighty
(180) days prior to the end of the then effective term.

      7.2. Termination for Breach. Either party may terminate the Supply Right and obligations related thereto as to a particular Shoe Department in an individual Covered Store or as to all Covered Stores at any time for any Event of Default hereunder by the other party hereto by giving ninety (90) days prior written notice to the defaulting party. In addition, an individual Store shall no longer be a Covered Store, and this Agreement shall terminate as to such individual Store, if at any time that Store ceases for any reason to be operated by Filene's. Filene's shall provide to Supplier written notice no later than ninety (90) days prior to the date when any Covered Store will no longer be operated by Filene's.

      7.3. Supplier Special Termination Rights. Supplier shall have the right, upon sixty (60) days prior written notice, to terminate the Supply Right and obligations related thereto as to all Covered Stores whether or not there has been any breach or default by Filene's if at any time the number of Covered Stores of Filene's, in the aggregate, is reduced to less than four Covered Stores, or (b) Filene's has defaulted under the Combo Store Supply Agreement and Supplier has given Filene's notice of termination thereunder.

      7.4. [Intentionally deleted.]

      7.5. Effect of Termination. Except as otherwise provided in Section 13 hereof, upon the termination of the Supply Right and obligations related hereto for any reason permitted herein as to a particular Covered Store, individually, or as to all Covered Stores (a) Supplier shall have the option to liquidate existing inventory of the Merchandise; provided, however, that such right to continue selling shall not extend beyond the date upon which this Agreement shall formally terminate unless agreed in writing by the parties, (b) Filene's shall be entitled to offer for sale Merchandise not obtained from Supplier for a period of thirty (30) days prior to the effective date of any such termination, and (c) Filene's will continue to display the remaining inventory of Merchandise in a manner consistent with such displays prior to such termination although the space allocated to that remaining inventory of Merchandise will be reduced as


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the quantity of that inventory of Merchandise is reduced. Except as otherwise provided in Section 13, Supplier shall remove, at Supplier's expense within ninety (90) days following such termination: (y) all Merchandise supplied by Supplier located in any Filene's Store, and (z) if demanded by Filene's in writing, and except as otherwise provided herein, all fixtures provided by Supplier (if any) which Filene's demands be removed. Supplier may purchase from Filene's any patented fixtures installed in the Shoe Departments at a price equal to 100% of the unamortized costs of such fixtures with those costs being amortized on a straight-line basis over five (5) years; provided however, the purchase price of such patented fixtures shall not be less than 5% of the original cost of such fixtures. Supplier will promptly pay all costs associated with the repair of any damage to a Store caused by such removal. Except as otherwise provided in Section 13 hereof, any Merchandise or fixtures not removed by Supplier as provided above will be deemed abandoned and Filene's may take such actions (including destroying) with respect to such items without liability.

8. SHORTAGES AND DAMAGES. Supplier will maintain complete and accurate records of the inventory of its Merchandise at each Store and make that information available to Filene's. At the time of each Annual Inventory (as defined below), Filene's, at Supplier's expense, shall arrange for having an inventory to be taken of Supplier's Merchandise at the same time of Filene's scheduled year-end physical inventory (the "Annual Inventory"). Supplier, at its expense, may have a representative observe the taking of the Annual Inventory. In the event that the Annual Inventory shows shrinkage in Merchandise in excess of two and seven-tenths percent (2.7%) of annual Net Sales ("Allowable Shrink"), Filene's will pay to Supplier 50% of the retail value (as listed in Supplier's inventory retail stock ledger) of that shrinkage amount which exceeds the Allowable Shrink (less any insurance proceeds payable to Supplier with respect to such loss) within thirty (30) days of the date of the Annual Inventory.

9. IDENTITY, INDEMNITY AND RELATIONSHIP TO PARTIES.

      9.1. No Agency. Each party to this Agreement agrees that in performing its respective duties and obligations hereunder, and in exercising any of the rights or benefits granted hereunder, neither shall at any time hold itself out to be the agent, servant, or employee of the other party, in any manner whatsoever, and it is expressly understood that it is the intention of this Agreement that neither party hereto shall at any time be or act as the agent, servant or employee of the other.

      9.2. Indemnity of Filene's. Supplier will indemnify Filene's and save it harmless from and against any and all claims, actions, damages, liability and expense (including attorneys' fees) in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence caused by Supplier, by its agents, contractors, or employee negligence, omission or deliberate acts. In case Filene's shall, without fault on its part, be made a party to any litigation commenced by or against Supplier and relating to any of the foregoing matters, then Supplier shall protect and hold Filene's harmless and shall pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by Filene's in defending such action.

      9.3. Indemnity of Supplier. Filene's will indemnify Supplier and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property rising from or out of any occurrence caused by Filene's or its agents, contractors, or employees' negligence, omission or deliberate acts. In case Supplier shall, without fault on its part, be made a party to any litigation commenced by or against Filene's and relating to any of the foregoing matters, then Filene's shall protect and hold Supplier harmless and shall pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by Supplier in defending such action.

      9.4. Indemnification Procedure

            9.4.1. Notice. If any third party makes a claim for which Supplier or Filene's, as the case may be, (the "Indemnified Party") seeks indemnity from the other party hereto


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      ("Indemnitor"), the Indemnified Party shall as soon as practicable notify
      Indemnitor of the details of the claim ("Claim Notice").

            9.4.2. Defense of Admitted Indemnified Claim. After receiving a Claim Notice, Indemnitor may elect, by written notice to the Indemnified Party, to assume the defense of such claim by using counsel selected by Indemnitor, acting reasonably. If Indemnitor assumes such defense and admits that the claim is subject to the Indemnitor's indemnity obligations, then: (i) the claim shall be deemed to be a claim indemnified by the Indemnitor; (ii) the Indemnified Party may, at its election, participate in the defense of the claim, but Indemnitor will have no obligation to pay for any defense costs including attorneys" fees of the Indemnified Party after Indemnitor assumes the defense of the claim; and
      (iii) Indemnitor will have the right, without cost to Indemnified Party, to compromise and settle the claim on any basis believed reasonable, in good faith, by Indemnitor, and Indemnified Party shall be bound thereby.

            9.4.3. Disputed Indemnity. After receiving a Claim Notice, if Indemnitor either does not assume the defense thereof, or does so under a reservation of rights without admitting that the claim is subject to the Indemnitor's indemnity obligations, then: (i) the claim shall not be deemed to be a claim indemnified by the Indemnitor and neither party shall have waived any rights to assert that the claim is or is not properly a claim subject to the Indemnitor's indemnity obligations; (ii) both Indemnitor and Indemnified Party may, at their individual election, participate in the defense of such claim but Indemnitor will remain responsible for the costs of defense, including reasonable attorneys" fees of the Indemnified Party should the claim ultimately be determined to be subject to Indemnitor's indemnity obligation; and (iii) the Indemnified Party shall have the right to compromise and settle the claim on any basis believed reasonable, in good faith, by the Indemnified Party, and the Indemnitor will be bound thereby should the claim ultimately be determined to be subject to Indemnitor's indemnity obligation.

10. INSURANCE DAMAGE.

      10.1. Supplier Liability Insurance. Supplier shall maintain commercial general and product liability insurance coverage against any loss or liability for damages which may result from Supplier's operations or Supplier's Merchandise either to persons or property with limits of not less than $2 million for injury to one person; and not less than $500,000 for property damage or occurrence in each location (subject to normal deductibles and retentions). Supplier's liability insurance shall name Filene's as an additional insured and shall contain provisions waiving subrogation against Filene's; provided however, that this provision shall not cover claims provided for in the indemnity clauses of Section 4.8 and/or 9.3.

      10.2. Supplier Casualty Insurance. Supplier agrees to keep, at its own cost and expense, all of its property and its Merchandise and all fixtures provided by it in the Store adequately insured against loss by fire and all other casualties covered by broad form extended coverage and sprinkler leakage insurance policies (or Supplier may self-insure the same). Supplier shall bear the entire risk of a casualty to its Merchandise and other property and all fixtures located in the Stores; provided, however, that this provision shall not cover claims provided for in the indemnity clauses Sections 4.8 and/or 9.3.

      10.3. Filene's Liability Insurance. Filene's shall provide broad form comprehensive commercial general liability insurance coverage insuring Filene's and Supplier against any loss or liability for damages which may result from Filene's operations or Supplier's operations within the Covered Stores with limits of not less than $2 million for injury to one person, and for property damage or occurrence in each location (subject to normal deductibles and retentions); provided, however, that this provision shall not cover claims provided for in the indemnity clause of Section 9.2 for injuries to persons or damage to property. The limits indicated herein may be satisfied by a primary policy and umbrella liability policy showing the primary liability policy as an underlying policy. A certificate of insurance naming Supplier, as an additional insured shall evidence the insurance required herein. The primary liability policy shall contain provisions waiving subrogation against Supplier.

         10.4. Filene's Worker Compensation Insurance. Filene's shall provide to Supplier proof of insurance for worker compensation insurance for all Covered Stores which insurance shall meet or exceed the regulatory requirements of the state in which Covered Stores are located. Filene's agrees to indemnify and defend Supplier for all claims brought by employees of Filene's.

11. LIENS AND TAXES. Supplier agrees to pay all ad valorem, personal property, excise, use or other taxes and assessments and licenses of every description assessed against it, in respect of or measured by the Merchandise or other property of Supplier and all fixtures provided by Supplier. Filene's shall be responsible for the payment of all sales taxes resulting from sales of the Merchandise under this Agreement.

12. DEFAULT.

      12.1. Any one of the following shall constitute an event of default ("Event of Default") hereunder:

            12.1.1. Either party fails to comply with or perform as and when required or to observe any of the terms, conditions, or covenants of this Agreement, and such failure continues for a period of (a) ten (10) days after notice thereof to the defaulting party with respect to monetary defaults, and (b) thirty (30) days after notice thereof to the defaulting party with respect to non-monetary defaults; or

            12.1.2. Any proceeding under the United States Bankruptcy Code or any successor law or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by either party; any such proceeding is instituted against either party and is consented to by the respondent or remains undismissed for sixty (60) days; an order for relief is entered under the United States Bankruptcy Code or any successor law against either party; either party is adjudicated a bankrupt; a trustee, receiver or similar fiduciary is appointed to administer any substantial part of the property of either party; or either party makes an assignment for the benefit of creditors, admits in writing an inability to pay debts generally as they become due or becomes insolvent; or

      12.2. Upon the occurrence of an Event of Default hereunder, the non-defaulting party may terminate this Agreement as provided in Section 7.2, and/or exercise any other remedy provided by law or equity. An Event of Default under Section 12.1.2 above shall be effective without notice or the taking of any action by the non-defaulting party.

13. SUPPLIER'S LENDER. If at any time during the term of this Agreement Supplier and Lender shall no longer both be "Loan Parties" (as defined in the credit facilities existing on the date hereof) to the same credit facilities, or if Supplier's supplying of Merchandise hereunder would otherwise constitute a default under any such credit facility, Supplier's obligations to supply Merchandise hereunder shall cease until consent therefor has been obtained from Supplier's Lender. Upon the obtaining of such consent, Filene's and Supplier hereby agree, for the benefit of such commercial lender(s) which from time to time provide Supplier's principal credit facilities ("Supplier's Lender"), to the following:

      13.1. Security Interest/Consignment.

            13.1.1. All Merchandise delivered by Supplier from time to time to Filene's under this Agreement is made on a consignment sales basis. Filene's acknowledges that Supplier is the sole owner of, and holds sole title to, the Merchandise.

            13.1.2. Filene's hereby acknowledges that Supplier has granted to Supplier's Lender a security interest in substantially all of its assets, including, without limitation, all Merchandise, fixtures, equipment and other personal property owned by Supplier and the proceeds thereof now or hereafter held by, shipped to or otherwise in possession of or controlled by Filene's, and unremitted Supplier's Proceeds (collectively, the "Collateral", and as to the Merchandise, the "Collateral Merchandise"), and Filene's waives and relinquishes any lien rights or claims of any kind against the Collateral. Filene's authorizes Supplier to file UCC-1 financing statements covering the Merchandise supplied as part of this Agreement, such UCC-1 financing statements to be in a form reasonably acceptable to Filene's and Supplier's Lender to acknowledge Supplier's and/or Supplier's Lender's interest in the Collateral. Upon Supplier's Lender's request, Filene's will execute any documents reasonably required to perfect or acknowledge Supplier's Lender's security interest or other rights in the Collateral; Filene's will execute any documents in a form reasonably acceptable to Filene's which indicate that the Merchandise has been consigned to Filene's or that Filene's has not granted to any party a lien upon the Collateral, other than any liens which have been expressly subordinated to the interests of Supplier and Supplier's Lender. Notwithstanding the foregoing, the security interests acknowledged under this Agreement and, to the extent permitted by the Bankruptcy Code, in any order of the Bankruptcy Court approving the agreement are to be deemed perfected without the necessity of filing any documents otherwise required under non-bankruptcy law for the perfection of security interests in real or personal property, with such perfection being binding upon any subsequently appointed trustee either under Chapter 11 or any other chapter of the Bankruptcy Code and upon all creditors of the debtor.

            13.1.3. It is the intent of Supplier and Filene's to create a true consignment arrangement with regard to Supplier's supply of Merchandise to Filene's with Supplier as consignor and Filene's as consignee. Supplier's ownership of the Merchandise notwithstanding, as a precaution and without affecting the intention of the parties to create a true consignment arrangement, Filene's, by this Agreement, grants to, and creates in favor of, Supplier a continuing security interest in the Consignment Property to secure the Consignment Obligations. It is the intention of the parties that the precautionary security interest granted by Filene's to Supplier hereby is and will be a first priority security interest in the Consignment Property.

      13.2. Notice of Identity. Supplier will give written notice to Filene's from time to time of the identity of the Supplier's Lender, and Filene's shall be under no obligation hereunder to any party unless and until Filene's shall have received such notice, and then Filene's sole obligation to Supplier's Lender are only as expressly provided in Section 13 hereof and to follow such instructions as to remitting Supplier's Proceeds. Upon receipt by Filene's of such notice from the Supplier, Filene's will acknowledge only the party specifically named by Supplier in such notice as Supplier's Lender. Any notice subsequently given by Supplier and signed by the lender named in the preceding notice shall revoke any previous notice given by Supplier hereunder. Upon receipt by Filene's of such subsequent notice, Filene's shall have no obligation to any party previously named by Supplier as Supplier's Lender.

      13.3. Collateral.

            13.3.1. Filene's agrees that upon receipt of written notice from Supplier's Lender referring to this Section 13, Filene's will hold Supplier's Proceeds from the Collateral for the account of Supplier's Lender and subject to Supplier's Lender's instructions and shall release such proceeds only to Supplier's Lender or as otherwise directed by a court. Any such payments shall be made free of any set-off, reduction, or counterclaim, (including, without limitation, any set-off, reduction or counterclaim based upon any alleged breach by Supplier of this Agreement). Supplier agrees to indemnify and hold harmless Filene's for complying with any notice purporting to be the written notice of Supplier's Lender.

            13.3.2. Upon receipt of Lender's Default Notice (as defined below), Filene's agrees to provide Supplier's Lender with all reasonably requested reporting regarding the Collateral that it would otherwise provide to Supplier.

            13.3.3. Filene's agrees that, in addition to its obligations under this Section 13, upon receipt of written notice from Supplier's Lender ("Lender's Default Notice") referring to this Section 13.3 that represents to Filene's that there is the occurrence and continuance of a default under the financing arrangements between Supplier and Supplier's Lender and stating the intent of Supplier's Lender to exercise its remedies as a result of the occurrence of such default, such Lender's Default Notice shall constitute a termination of the Supply Right and Filene's shall hold the Supplier's Proceeds for the account of Supplier's Lender and subject to the instructions of Supplier's Lender. In that regard, Supplier's Lender may elect to immediately remove the Collateral or it may sell the then existing inventory of Collateral Merchandise subject to Section 7.5 for a period of up to ninety (90) days after Filene's receipt of Lender's Default Notice (but in no event later than the then current termination date of this Agreement) and in connection with such sale, Filene's shall comply with its obligations under this Agreement to the same extent as if Supplier's Lender were the Supplier. At the end of such sale, and subject to the provisions of Section 5 hereof, the Supplier's Lender may repossess and remove any remaining Collateral from the Filene's locations, as Supplier's Lender in its discretion may elect; provided, however, that Supplier's Lender agrees to the removal of such Collateral only in accordance with such reasonable limitations on the time and manner of such removal as Filene's shall require which limitations are intended to avoid disruption of Filene's normal operations or any possible confusion in the mind of the public as to whether any of Filene's assets are being removed. In connection with any sale of the Collateral Merchandise from Filene's premises, all advertising with respect to such sale shall be subject to the prior approval of Filene's (which approval shall not be unreasonably withheld and given promptly so as not to unreasonably delay the exercise of Supplier's Lender's rights). Filene's shall not be deemed to have failed to have acted in good faith or unreasonably withheld approval by refusing to approve any advertising which refers to any "going out of business sale", "liquidation" or similar terms or which could create any possible confusion in the mind of the public as to whether any of Filene's assets are being liquidated. Upon any removal of the Collateral in accordance with this Agreement, Supplier's Lender shall not be liable for any diminution in the value of Filene's business which is caused by the termination of the Supply Right or the removal or absence of the Collateral; provided however, Supplier's Lender does hereby agree to indemnify and hold harmless Filene's from (i) all damages and costs of defense (including reasonable attorneys" fees) arising from the claims of any and all third parties, including, without limitation, Supplier, against Filene's for complying with any directions of Supplier's Lender, except to the extent Filene's is finally determined by a court of competent jurisdiction to have committed willful misconduct or to have acted in a grossly negligent manner or in actual bad faith; and (ii) any costs, damages or expenses to Filene's tangible property or third party claims for personal injury arising as a result of Supplier's Lender exercising its rights hereunder.

            13.3.4. Nothing contained herein shall obligate Supplier's Lender to undertake any such action, nor shall anything contained herein constitute the Supplier's Lender's assumption of any obligations of the Supplier under this Agreement. However, to the extent and during the period of Supplier's Lender's exercise of control over the Collateral while in Filene's stores, Supplier's Lender agrees to abide by the terms hereof as they relate to the Collateral and Filene's right to its 20% split of the Net Sales.

            13.3.5. Filene's will provide to the Supplier's Lender, as and when forwarded or furnished to the Supplier, a copy of any formal notice of any breach by Supplier (with the same degree of particularity as Filene's provides Supplier) of this Agreement given by Filene's to the Supplier and any notice of termination of this Agreement. Filene's acknowledges that Supplier's Lender shall have the right but not the obligation to cure any such breach within the time frames and/or conditions set forth in this Agreement which are otherwise applicable to Supplier.

            13.3.6. Filene's acknowledges and agrees that the Supplier's Lender has no obligation to make any loan or advance to the Supplier for the purpose of assisting the Supplier in the performance of its obligations under this Agreement, including, without limitation, for paying any amounts due from the Supplier to Filene's. Filene's is not a beneficiary of the financing agreements and shall have no right to enforce the terms thereof or assert any claims thereunder.

14. MISCELLANEOUS.

      14.1. Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      14.2. Confidentiality. The terms of this Agreement are confidential to the parties hereto and each party agrees not to make any public announcement related to this Agreement or the relationship of the parties without prior notice to the other party hereto except as may be required by law.

      14.3. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Ohio.

      14.4. Notices. All notices, requests, demands and other communications, required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         To Filene's:               Filene's Basement Inc.
                                    12 Gill Street, Suite 1600
                                    Woburn, MA 01801
                                    Attn:  Jim Rudd

                                    and

         with a copy to:            General Counsel
                                    3241 Westerville Road
                                    Columbus, OH  43224

         If to Supplier:            DSW Inc.
                                    4150 East Fifth Avenue
                                    Columbus, OH  43219
                                    Attn: Doug Probst

                                    and

                                    General Counsel
                                    3241 Westerville Road
                                    Columbus, OH 43224

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

      14.5. Arbitration.

            14.5.1. The parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement. The arbitrator will be mutually agreed upon by the parties, and the arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties will have the right to conduct discovery for such arbitration pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and discovery cut-off point, and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator's sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator will be limited to awarding compensatory damages, but, to the extent allowed by law, will have no authority to award punitive, exemplary or similar-type damages. The parties intend that any arbitration award will be final and binding on them, and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award. This Section will survive the termination or expiration of this Agreement.

            14.5.2. The parties shall share equally the arbitrator's fee and other costs associated with any arbitration.

            14.5.3. The parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under this Section, and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any arbitrable claim or controversy.

            14.5.4. The parties each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury.

      14.6. Binding Nature of Agreement. Subject to the provisions hereof relating to assignments, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assign.

      14.7. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      14.8. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

      14.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

      14.10. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      14.11. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

      14.12. Number of Days. In computing the number of days for purposes of any payments due under this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

      14.13. Assignment. Except as provided in Section 14.16, neither the Supplier nor Filene's may assign or in any other manner transfer by voluntary act, operation of law or otherwise, its rights hereunder without the written consent of the other party hereto, provided, however, that Filene's may assign this Agreement to an affiliate or any entity which acquires substantially all of its assets.

      14.14. No Conflict. Each party hereto represents to the other that the entering into of this Agreement and the carrying out of the terms hereof does not conflict with the terms of any other agreement by which the representing party is bound.

      14.15. Amendment/Waiver. This Agreement may be modified or amended only in writing signed by an officer of Filene's and by Supplier. No failure by any party to enforce any provision of this Agreement or to exercise any right or remedy resulting from a breach thereof, no acceptance of full or partial payment or acceptance of performance with the knowledge of the breach of any provision of this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement shall be construed as a waiver of such breach, any provision of this Agreement or other right of such party under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is charged. Further, except to add or delete one or more Covered Stores to the coverage of this Agreement, this Agreement shall not be amended, revised, supplemented, or otherwise changed without prior written notice to Supplier's Lender, and, if such modifications affect Supplier's Lender's rights under this Agreement, such modifications shall not be effective without the consent of the Supplier's Lender, which consent shall not unreasonably be withheld or delayed.

      14.16. Third Party Beneficiaries. Filene's acknowledges that Supplier's Lender is an intended beneficiary of this Agreement, has been collaterally assigned and granted a security interest in all of Supplier's rights hereunder and, upon the terms and conditions specified herein, shall have the right to directly enforce the provisions hereof as though Supplier's Lender stood in Supplier's shoes. By accepting any of the benefits of this Agreement, Supplier's Lender agrees to be bound by the provisions hereof relating to Supplier's Lender.

      14.17. Force Majeure. If an event of Force Majeure prevents Supplier from carrying out its responsibilities in any Covered Store, Supplier shall not be deemed in default under this Agreement.

      15. AMENDMENT AND RESTATEMENT. The parties agree that this Agreement amends and restates the Original Agreement and shall replace the Original Agreement for all Shoe Departments which are less than 10,000 square feet. For all Shoe Departments which are equal to or exceed 10,000 square feet, the Combo Store Supply Agreement, executed contemporaneously herewith as between Supplier and Filene's, shall control. Notwithstanding the foregoing, nothing herein shall be deemed to release or terminate any obligations of the parties which accrued under the Original Agreement with respect to the Covered Stores subject to this Agreement.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement by their duly authorized officers as of the date first above written.

                                        DSW INC.

                                        By: /s/ Peter Z. Horvath
                                            ------------------------------------
                                        Printed Name: Peter Z. Horvath
                                                      --------------------------
                                        Title:        Executive Vice President
                                               ---------------------------------


                                        FILENE'S BASEMENT INC.


                                        By: /s/ James A. McGrady
                                            ------------------------------------
                                        Printed Name: James A. McGrady
                                                      --------------------------
                                        Title:        Executive Vice President
                                               ---------------------------------

                                                          Date: January 30, 2005
                                                          -----
                                                          Amendment:
                                                                     -----------


                                    EXHIBIT A
                             COVERED STORE SCHEDULE

Filene's Basement, Inc.
Covered Stores
Licensed Departments

 UNIT            NAME                    STREET ADDRESS                          CITY          STATE          ZIP        SQ. FEET
 ----            ----                    --------------                          ----          -----          ---        --------
51000     Connecticut Ave.    1133 Connecticut Avenue                        Washington D.C.     DC          20036         1,333
51100     Towson              1238 Putty Hill Ave.                           Towson              MD          21286         2,266
51200     Rockville           11840 Rockville Pike                           Rockville           MD          20852         1,370
51300     Mazza               5300 Wisconsin Avenue (Mazza Gallery)          Washington D.C.     DC          20015         1,586
51500     Broadway            2222 Broadway                                  New York            NY          10024         1,770
51600     Watertown           485 Arsenal Street - Arsenal Mall              Watertown           MA          02172         1,020
51700     Northshore          Northshore Mall - Routes 114 & 128             Peabody             MA          01960           965
51800     Framingham          341 Cochituate Road                            Framingham          MA          01701         1,940
52500     Hyannis             768 Ivanough Road - Capetown Plaza             Hyannis             MA          02601         1,555
52600     Newton              215-227 Needham Street                         Newton              MA          02164         2,588
54000     Manhasset           1400 Northern Boulevard                        Manhasset           NY          11030         2,908
54300     Fresh Meadows       187-04 horace Harding Expressway               Fresh Meadows       NY          11365         1,198
54400     White Plains        13 City Place                                  White Plains        NY          10601         4,636
54700     Union Square        4 Union Square South                           New York            NY          10003         4,291
55700     Braintree           250 Granite Street (South Shore Plaza)         Braintree           MA          02184         1,236
56400     Homestead           280 East Waterfront Drive                      Homestead           Pa          15120         3,228
57000     Chelsea             620 Sixth Avenue (Chelsea)                     New York            NY          10011         2,650
57100     Lenox               3535 Peachtree Rd                              Atlanta             GA          30326         2,970
58000     State Street        One North State Street                         Chicago             IL          60602         3,314
                              Woodfield Villiage Green Shopping Center,
58300     Schaumburg          1470 E Golf Road                               Shaumburg           IL          60173         2,255
58800     N. Michigan Avenue  830 North Michigan Avenue                      Chicago             IL          60611         3,265
59100     Saugus              Square One Mall - Route 1                      Saugus              MA          01906         1,853
                              14th Street N.W. (Space T-3 National Press
59300     National Press      Bld)                                           Washington D.C.     DC          20045         1,147


FILENE'S BASEMENT INC.                  DSW INC.


By:                                     By:
    -----------------------------           ------------------------------------
Name:  James A. McGrady                 Name:  Peter Z. Horvath
      ---------------------------             ----------------------------------
Title: Executive Vice President         Title: Executive Vice President
       --------------------------              ---------------------------------

                                    EXHIBIT B

                              PREMIUM LOCATION FEE

Filene's Basement, Inc.
Premium Location Fee
Licensed Departments

                                               ANNUAL           MONTHLY
   UNIT                 NAME                    FEE              FEE
   ----                 ----                   ------           -------
  51000     Connecticut Ave.                  $149,000         $12,417
  51100     Towson                             $75,000          $6,250
  51200     Rockville                         $147,000         $12,250
  51300     Mazza                             $127,000         $10,583
  51500     Broadway                          $178,000         $14,833
  51600     Watertown                          $54,000          $4,500
  51700     Northshore                         $41,000          $3,417
  51800     Framingham                         $76,000          $6,333
  52500     Hyannis                            $97,000          $8,083
  52600     Newton                            $143,000         $11,917
  54000     Manhasset                         $115,000          $9,583
  54300     Fresh Meadows                      $77,000          $6,417
  54400     White Plains                       $97,000          $8,083
  54700     Union Square                      $316,000         $26,333
  55700     Braintree                          $66,000          $5,500
  56400     Homestead                          $84,000          $7,000
  57000     Chelsea                           $197,000         $16,417
  57100     Lenox                             $124,000         $10,333
  58000     State Street                      $211,000         $17,583
  58300     Schaumburg                         $72,000          $6,000
  58800     N. Michigan Avenue                $278,000         $23,167
  59100     Saugus                             $63,000          $5,250
  59300     National Press                    $115,000          $9,583
                                            ----------        --------
                                            $2,902,000        $241,833
                                            ==========        ========